FOR IMMEDIATE RELEASE	For further information, contact:
John Towle, Chief Marketing Officer
888.677.2653
1 February 2010	jtowle@colecapital.com

Cole Credit Property Trust III Acquires $704 Million in 2009

PHOENIX, Arizona:  (February 1, 2010) – Cole Real Estate Investments (Cole) announced today that in 2009 Cole Credit Property Trust III (CCPT III) acquired 133 properties totaling 4,864,955 square feet.  Total purchase price of these acquisitions was approximately $704 million.  Cole and affiliated entities currently own or manage more than $5 billion in real estate assets totaling in excess of 28 million square feet.

“Despite the many obstacles the commercial real estate industry faced in 2009, Cole continues to surpass milestones, signifying the strength and perseverance of our acquisition strategy,” said Thomas W. Roberts, Cole’s president, real estate group.

About Cole Real Estate Investments
Founded in 1979, Cole Real Estate Investments is a leading real estate investment firm that focuses on the acquisition of high-quality, income producing commercial real estate.  Cole primarily targets net leased retail properties under long-term leases with high credit quality tenants. Cole executes a conservative investment and financing strategy designed to provide investors with stability of principal and security of income. Cole is dedicated to delivering excellent service to its investors and providing them with real estate investments that diversify their portfolios and help them achieve their investment goals. Today, Cole Real Estate Investments owns or manages real estate with a combined acquisition cost of more than $5 billion.

This release may contain forward-looking statements relating to the business and financial outlook of Cole that are based on its management’s current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.